Exhibit 10.4

EXECUTION VERSION

CONTRIBUTION AGREEMENT

by and between

EMBRAER S.A.,

EMBRAER AIRCRAFT HOLDING, INC.

and

EVE UAM, LLC

Dated as of December 10, 2021

i

EXHIBIT

A	Form of Business Combination Agreement
B	Form of Lease Agreements
C	Form of Conveyance and Assumption Instruments

SCHEDULE

A	Embraer Retained Assets
B	Embraer Retained Names
C	UAM Contributed Assets
D	UAM Benefit Plans
E	UAM Employees
F	Book Value of UAM Contributed Assets
G	Intercompany Payables

ii

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT, dated as of December 10, 2021, by and between EVE UAM, LLC, a Delaware limited liability company (“Eve”), Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), and Embraer Aircraft Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Embraer (“EAH,” and, together with Eve and Embraer, the “Parties,” and each, a “Party”).

WHEREAS, Embraer is engaged in, among other businesses, the UAM Business;

WHEREAS, Eve is a direct wholly-owned subsidiary of Embraer, and EVE Soluções de Mobilidade Aérea Urbana Ltda., a Brazilian limited liability company (sociedade limitada) (the “Brazilian Subsidiary”), is a direct wholly-owned subsidiary of Eve, each of which were both formed for purposes of conducting the UAM Business;

WHEREAS, EAH is a direct wholly-owned subsidiary of Embraer;

WHEREAS, Eve, Embraer and EAH, expect to, subject to authorization and approval by each of the Boards of Directors or Board of Managers, as applicable, of Eve, Embraer and EAH, enter into a Business Combination Agreement with Zanite Acquisition Corp., a Delaware corporation (“Zanite”), substantially in the form attached hereto as Exhibit A (the “BCA”), which, among other things, will provide that, prior to the closing of the transactions contemplated by the BCA, the UAM Transfer (as defined below), the transfer of the Transferred Eve Units (as defined below) to EAH and the other transactions contemplated by this Agreement shall have been consummated;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement (a) Embraer desires to, or to cause its Subsidiaries to, effect the UAM Transfer through a series of transactions that will result in all of the UAM Contributed Assets (as defined below) being directly or indirectly owned by Eve in exchange for the issuance to Embraer of 1,000 Eve Units (the “Embraer Consideration”) such that immediately following the UAM Transfer but prior to the transfer described in the immediately following clause (b), Embraer (in its capacity as the sole member of Eve) will own in the aggregate (after taking into account the Embraer Consideration) 1,100 Eve Units (the “Transferred Eve Units”); and (b) Embraer will then transfer all of the Transferred Eve Units to EAH in exchange for the issuance of 1,000 shares of common stock (“EAH Common Stock”) and 10,000 shares of non-voting preferred stock of EAH (“EAH Preferred Stock”);

WHEREAS, on December 9, 2021, Embraer entered into a binding agreement (the “Preferred Stock Purchase Agreement”) with KPI Jet, LLC, a Delaware limited liability company (the “Unaffiliated Investor”), to sell, and obligating the Unaffiliated Investor to purchase, all shares of EAH Preferred Stock and, subject to the terms and conditions set forth therein, will sell and transfer to the Unaffiliated Investor such shares of EAH Preferred Stock on or prior to the BCA Closing;

WHEREAS, upon the terms and subject to the conditions of the BCA, at the BCA Closing, EAH will contribute and transfer to Zanite, and Zanite will receive from EAH, all of the Transferred Eve Units, as consideration and in exchange for the issuance and transfer to EAH of 220,000,000 shares of Zanite common stock (the “Equity Exchange”);

WHEREAS, as a result of the Equity Exchange and after taking into consideration the PIPE Investment (as defined below), immediately following the BCA Closing, (a) Eve will be a direct wholly-owned subsidiary of Zanite; (b) EAH will hold a majority of the issued and outstanding equity interest in Zanite; and (c) Embraer will hold a majority of the issued and outstanding equity interest in EAH;

WHEREAS, for U.S. federal income tax purposes, (i) the transfer of the Transferred Eve Units to EAH is intended to be integrated with the Preferred Stock Sale and, (ii) accordingly, the transfer of the Transferred Eve Units to EAH is intended to be treated as a taxable disposition described in Section 1001 of the Code;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth or referenced below:

“Action” means any claim, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, (i) the Embraer Entities, on the one hand, and the Eve Entities, on the other hand, shall be deemed not to be Affiliates of each other.

“Agreement” means this Contribution Agreement between the Parties and all amendments hereto made in accordance with the provisions of Section 7.6.

“Ancillary Agreements” shall have the meaning ascribed to “Ancillary Agreements” in the BCA.

“Assets” means all right, title and interests in and to all properties, rights (including Intellectual Property), claims, Contracts, businesses, entities or assets (including goodwill and all direct or indirect interests in the capital stock of, or any other equity interests in, any Person), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person.

“Assigned IP” means, collectively, any and all rights, title and interest of Embraer and its Subsidiaries in or to:

(a) all Intellectual Property owned by Embraer or one of its controlled Affiliates that is primarily used or practiced (or primarily held for use or practice) in or otherwise primarily relating to the UAM Business as of the date of this Agreement and that is set forth on item (a) of Schedule D hereto (collectively, the “Assigned Owned IP”);

(b) all rights to prosecute, sue, enforce or recover or retain damages, costs or attorneys’ fees with respect to the past, present and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the foregoing items described in clause (a) and all rights of renewal solely to the extent relating to any of the foregoing items described in clause (a);

(c) all rights of Embraer and any of its controlled Affiliates (other than Eve and its Subsidiaries) under non-disclosure or confidentiality, invention assignment, work made for hire, non-compete or non-solicitation agreements with any former or current employees, contractors, consultants, agents or other Persons employed or engaged by Embraer or any of its controlled Affiliates (other than Eve and its Subsidiaries) or with third Persons, in each case, related to the UAM Business and solely to the extent relating to the foregoing items described in clause (a) (or any portion thereof);

(d) all Actions, defenses, credits or rights of setoff of any kind (in each case at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent), and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by suppliers, manufacturers, contractors, customers or other third parties, in each case, solely to the extent relating to any of the foregoing items described in clause (a), and the right to collect damages or proceeds in connection therewith;

(e) all royalties, fees, income, payments and other proceeds now or hereafter due or payable, in each case solely to the extent relating to any of the foregoing items described in clause (a);

(f) all goodwill solely to the extent associated with any of the foregoing items described in clause (a); and

(g) all other rights, privileges and protections of any kind whatsoever of Embraer or any of its Affiliates (other than Eve and its Subsidiaries), in each case solely to the extent accruing under any of the foregoing clauses (a)-(f) provided by any applicable Law, treaty, or other international convention throughout the world.

“Assigned Patents” shall have the meaning set forth in Section 2.3(a).

“Atech” means Atech – Negócios em Tecnologias S.A., a Brazilian corporation (sociedade anônima) and an indirect wholly owned subsidiary of Embraer.

“BCA” shall have the meaning set forth in the recitals hereto.

“BCA Closing” shall have the meaning ascribed to “Closing” in the BCA.

“BCA Closing Date” shall have the meaning ascribed to “Closing Date” in the BCA.

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, practice, program, agreement or other arrangement (including, in each case, with respect to any employment, consulting, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, stock option, stock purchase, stock appreciation rights, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit-sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, practice, program, agreement or other arrangement) providing compensation or other benefits to any current or former director, officer, worker, employee or individual independent contractor, in each case, whether or not (i) subject to the Laws of the United States (including any Non-U.S. Benefit Plan), (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required to be maintained under applicable law or any Governmental Authority.

“Brazilian Subsidiary” has the meaning specified in the recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or São Paulo, Brazil are authorized or required by Law to close.

“Claim Notice” has the meaning specified in Section 4.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which Embraer is party or by which it is bound.

“Contract” means any legally binding contracts, agreements, subcontracts, leases and purchase orders, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Conveyance and Assumption Instruments” means the contribution agreements, share and asset transfer agreements, bills of sale, deeds, Intellectual Property assignment agreements, assignment and assumption agreements and other documents between Embraer (or the applicable Embraer Entity), on the one hand, and Eve (or its designated Subsidiary), on the other hand, pursuant to which the UAM Contributed Assets will be transferred to, or the UAM Assumed Liabilities will be assumed by, Eve or its designated Subsidiary, in each case in the forms attached hereto as Exhibit C or as may otherwise be reasonably agreed between the Parties and Zanite.

“Defense Notice” has the meaning specified in Section 4.4(b)(i).

“EAH” shall have the meaning specified in the preamble hereto.

“EAH Common Stock” shall have the meaning specified in the recitals hereto.

“EAH Preferred Stock” shall have the meaning specified in the recitals hereto.

“Embraer” shall have the meaning specified in the preamble hereto.

“Embraer Closing” has the meaning specified in Section 2.1(a).

“Embraer Closing Date” has the meaning specified in Section 2.1(a).

“Embraer Consideration” shall have the meaning specified in the recitals hereto.

“Embraer Entities” means, for purposes of this Agreement, Embraer and its controlled Affiliates (including EAH), other than any Eve Entity.

“Embraer Group” means the Embraer Entities.

“Embraer Indemnified Parties” has the meaning specified in Section 4.1.

“Embraer Master Agreement” means the Master Services Agreements to be entered into by and between Eve and Embraer on or prior to the BCA Closing Date pursuant to which the Embraer Entities will provide certain services to the Eve Entities.

“Embraer Retained Assets” means all right, title and interest of Embraer and its Subsidiaries (for the avoidance of doubt, other than any Eve Entity) in and to any and all of the following Assets:

(a) the Assets listed on Schedule A;

(b) all Embraer Retained IP;

(c) any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by Embraer Entities, that are not UAM Contributed Assets, including for the avoidance of doubt all Assets related to the Out-Of-Scope Businesses that are not UAM Contributed Assets;

(d) any and all Tax refunds, rebates, abatements or other recoveries for Taxes of Embraer Entities; and

(e) any and all Assets that are acquired or otherwise become an Asset of any Embraer Entity after the Effective Time.

Notwithstanding anything to the contrary herein, the UAM Contributed Assets shall not include any Embraer Retained Assets and vice-a-versa.

“Embraer Retained Benefit Plan” means each Benefit Plan that is sponsored, maintained or contributed to by any Embraer Entity (or to which any Embraer Entity is obligated to contribute, or with respect to which any Embraer Entity has any Liability), other than any UAM Benefit Plan.

“Embraer Retained Business” means the businesses of Embraer (other than the UAM Business).

“Embraer Retained Employees” means each employee or other service provider of an Embraer Entity, other than an UAM Employee.

“Embraer Retained Employee Liabilities” means all Liabilities of any Embraer Entity or Eve Entity with respect to any Embraer Retained Employee and his or her dependents and beneficiaries deriving from the Embraer Retained Employee’s employment with any Embraer Entity or Eve Entity, whether or not such Liabilities arose pursuant to an Embraer Retained Benefit Plan or a UAM Benefit Plan (with respect to such Retained Employee’s participation in the UAM Benefit Plan prior to Closing), applicable Law or otherwise, including any such Liabilities under any Benefit Plan sponsored or maintained by any third parties.

“Embraer Retained IP” means (i) all Intellectual Property of the Embraer Entities other than the Assigned IP, (ii) any Intellectual Property rights licensed to Eve Entities pursuant to the Ancillary Agreements, and (iii) the Embraer Retained Names.

“Embraer Retained Names” means the Trademarks set forth in Schedule B, and any Trademarks containing or comprising any of such Trademarks or derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses containing any of the foregoing Trademarks.

“Effective Time” shall have the meaning ascribed to “Effective Time” in the BCA.

“Equity Exchange” shall have the meaning set forth in the recitals hereto.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with Embraer or Eve would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eve” shall have the meaning specified in the preamble hereto.

“eVTOL” means an aircraft with hybrid/electric propulsion with vertical take-off and landing capabilities, with maximum range of no more than 200 nautical miles (370.4 kilometers).

“Eve Entities” means Eve, the Brazilian Subsidiary and any other Subsidiary of Eve, from time to time.

“Eve Indemnified Parties” has the specified in Section 4.2.

“Eve Units” means the limited liability company interests of Eve designated as “Common Units” and having the rights and obligations specified with respect to Common Units in Eve’s Organizational Documents (as defined in the BCA).

“Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

“Governmental Order” means any order, judgment, injunction, temporary restraining order, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group” means the Embraer Entities, on the one hand, or the Eve Entities, on the other hand, as the case may be.

“Indemnified Party” shall have the meaning specified in Section 4.4(a).

“Indemnified Tax Party” has the meaning specified in Section 4.4(b)(iv)(1).

“Indemnified Taxes” has the meaning specified in Section 4.4(b)(iv)(1).

“Indemnified UAM Liabilities” means (a) any third-party claims by any UAM Employees with respect to any periods prior to the BCA Closing; (b) any third-party claims by any unaffiliated vendors, suppliers, manufacturers, licensors or lessors of the UAM Business with respect to invoices, fees, costs, expenses, commissions or other amounts incurred and due and payable prior to the BCA Closing and that were not paid when due; and (c) any Taxes from or relating to the UAM Business or UAM Contributed Assets with respect to any periods or portions thereof (with income, sales, use and withholding Taxes for the pre-closing portion of any period beginning on or before and ending after the BCA Closing determined on a “closing of the books” basis and other Taxes determined on a per diem basis) prior to the BCA Closing (the liabilities in this clause (c), the “Tax Liabilities”).

“Indemnifying Party” shall have the meaning specified in Section 4.4(a).

“Indemnifying Tax Party” has the meaning specified in Section 4.4(b)(iv)(1).

“Indemnity Claim” shall have the meaning specified in Section 4.4(a).

“Intellectual Property” means any and all right, title and interest in and to intellectual property or industrial property of any kind and nature throughout the world, including U.S. and foreign rights in, to, or under the following: (i) patents, patent applications, inventions, invention disclosures, and all related patent rights, including provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof and foreign counterparts of the foregoing; (ii) trademarks, logos, service marks, trade dress, trade names, certification marks, slogans, internet domain names and other similar identifiers or designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (iii) copyrights, design rights, database rights, mask works, works of authorship and copyrightable subject matter and moral or equivalent rights, (iv) rights in Software, as well as in and to any and all (a) testing, validation, verification and quality assurance materials, (b) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (v) trade secrets and all other confidential or proprietary information, know-how, technology, inventions, designs, proprietary processes, formulae, models and methodologies (collectively, “Trade Secrets”); (vi) rights of publicity and privacy and in social media usernames, identifiers, and accounts; (vii) other intellectual property rights and other similar proprietary rights and industrial rights, in any jurisdiction, whether registered or unregistered, including foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world; (viii) all applications and registrations, and any renewals, extensions and reversions, of or for any of the foregoing; (ix) all rights to prosecute, sue, enforce or recover or retain damages, costs, or attorneys’ fees with respect to the past, present and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the foregoing and all rights of renewal with respect thereto; and (xi) all other rights, privileges and protections of any kind whatsoever to the extent accruing under any of the foregoing provided by any applicable Law, treaty or other international convention throughout the world, including all right to all royalties, fees, income, damages, payments and other proceeds now or hereafter due or payable to the extent relating thereto.

“Law” means any statute, act, law, constitution, treaty, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lease Agreements” means the Lease Agreements entered into or to be entered into by and between (a) the Brazilian Subsidiary and Embraer or (b) Eve and Embraer Engineering & Technology Center USA, Inc., a Delaware corporation, as applicable, in each case, on or prior to the BCA Closing Date and substantially in the form attached hereto as Exhibit B.

“Liabilities” means any and all indebtedness, liabilities, Taxes, obligations, commitments, damages, losses, costs or expenses, in each case, of any kind, character or description whatsoever, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, due or to become due, vested or unvested, contractual or tortious or otherwise, or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, rights of first refusal, rights of first offer, easements, covenants, rights of way, licenses, rights of priority, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Losses” has the meaning specified in Section 4.1.

“Master Agreements” means (a) the Master Services Agreements to be entered into by and between (i) Eve and Embraer and (ii) Eve and Atech, in each case, on or prior to the BCA Closing Date pursuant to which the Embraer Entities will provide certain services to the Eve Entities, (b) the Shared Services Agreement to be entered into by and between Eve, the Brazilian Subsidiary, EAH and Embraer on or prior to the BCA Closing Date pursuant to which the Embraer Entities will provide certain services to the Eve Entities and (c) the Database Limited Access Agreement to be entered into by and between Embraer, Eve and the Brazilian Subsidiary on or prior to the BCA Closing Date pursuant to which Embraer will provide the Eve Entities with access to certain of its intellectual property and proprietary information.

“Non-Assignable Assets” has the meaning specified in Section 2.1(e).

“Out-Of-Scope Businesses” means any of the following applications or uses whether or not in connection with eVTOL: crop dusting, defense or security businesses.

“Party” shall have the meaning set forth in the preamble hereto.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, Governmental Authority or any political subdivision, agency or instrumentality thereof, or any other entity of any kind.

“PIPE Investment” shall have the meaning ascribed to such term in the BCA.

“Preferred Stock Purchase Agreement” has the meaning set forth in the recitals hereto.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, stockholders, partners, employees, agents and authorized representatives.

“Stockholders Agreement” has the meaning ascribed to such term in the BCA.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), alternative or add-on minimum, or estimated taxes, and including any interest, penalty or addition thereto, and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not Taxes).

“Tax Claim” has the meaning specified in Section 4.4(b)(iv)(1).

“Tax Proceeding” has the meaning specified in Section 4.4(b)(iv)(1).

“Tax Return” or “Tax Returns” means any return, report, declaration, information return, statement, certificate, notice, disclosure, election, form or other document filed or required to be filed with any taxing authority, in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning specified in Section 4.4(a).

“UAM” means a system for commercial or non-commercial passenger or cargo air travel or transportation services, in each case, which involves an eVTOL vehicle and onboard/ground-piloted or autonomous piloting or operations.

“UAM Assumed Liabilities” has the meaning specified in Section 2.1(b).

“UAM Benefit Plan” means any Benefit Plan that is solely or primarily for the benefit of UAM Employees and which is identified by the Parties as a Benefit Plan that will be transferred to an Eve Entity in connection with the UAM Transfer and listed in Schedule E hereto.

“UAM Business” means all activities by or on behalf of Embraer or its Subsidiaries (or, upon the Closing, Eve or the Brazilian Subsidiary) related to the research, design, development, testing, engineering, licensing, certification, manufacturing, procurement, assembling, packaging, sales support and after-sales support of, marketing, promotion, advertising, qualification, distribution, importation, fulfillment, offering, sale, deployment delivery, provision, exploitation, configuration, installation, integration, analysis, support, maintenance, repair, service and other commercialization of or provision of services with respect to eVTOL and related products and services and the UATM for the UAM market, in each case, excluding the Out-Of-Scope Businesses.

“UAM Contributed Assets” means all right, title and interest of Embraer and its Subsidiaries in and to any and all of the following Assets:

(a) all Assigned IP (subject to the license of such rights to Embraer described in the Embraer Master Agreement);

(b) all Contracts set forth on item (b) of Schedule D hereto, and any and all rights or claims arising thereunder;

(c) all goodwill solely to the extent associated with or arising in connection with the UAM Business or any of the UAM Contributed Assets and any intangible capitalized investments associated with the UAM Business that are reflected on the UAM Financial Statements (as defined in the BCA); and

(d) all books and records and financial and operational data, whether in hard copy, computer or other format, in each case solely to the extent relating to the UAM Business or any of the UAM Contributed Assets (and, with respect to any books and records and financial and operational data which any of the Embraer Entities is required to retain under applicable Law, copies of such books and records and financial and operational data), including, without limitation, copies of Tax Returns and books and records (including working papers) to the extent related to non-income Taxes, related to the UAM Business or the UAM Contributed Assets; provided that Embraer shall be permitted to retain copies of any books and records and financial and operational data described in this clause (d) to the extent they also relate to the Embraer Retained Business and provided that such books and records and data shall be held in confidence in accordance with Embraer’s confidentiality policies or procedures that apply to Embraer’s comparable confidential information.

Notwithstanding anything to the contrary herein, the UAM Contributed Assets shall not include any Embraer Retained Assets and vice-a-versa.

“UAM Employee” means each employee or other service provider of an Embraer Entity who provides services to the UAM Business, and who is set forth on Schedule E hereto, which Schedule shall be updated by Embraer as necessary prior to the Effective Time to reflect ordinary course changes in employment (including hires to fill open positions).

“UAM Employee Liabilities” means all Liabilities of any Embraer Entity or Eve Entity with respect to any UAM Employee and his or her dependents and beneficiaries deriving from the UAM Employee’s employment with any Embraer Entity or Eve Entity, whether or not such Liabilities arose pursuant to a UAM Benefit Plan, applicable Law or otherwise, other than any such Liabilities arising or resulting from any UAM Benefit Plan or employment or termination of UAM Employees (even if termination is pursuant to a notice of termination delivered by an Embraer Entity prior to the Effective Time but with termination effective following the Effective Time) prior to the Effective Time or under any Embraer Retained Benefit Plan or any Benefit Plan sponsored or maintained by any third parties.

“UAM Transfer” has the meaning specified in Section 2.1(a).

“UATM” means the collection of systems and services (including organizations, airspace structures and procedures and technologies) that support the integrated operation of UAM vehicles in low level airspace, which systems and services are directed to supporting UAM operations and enhancing the performance of UAM and low-level airspace travel, which for the avoidance of doubt does not include general air traffic management systems.

“Unaffiliated Investor” has the meaning specified in the recitals hereto.

“Zanite” shall have the meaning set forth in the recitals hereto.

Section 1.2 Interpretation and Rules of Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) reference to any Person includes such Person’s successors and permitted assigns; (viii) reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder; (ix) references to amounts of currency are references to United States Dollars unless otherwise indicated; or (x) the words “made available,” “provided” or “delivered” to a Party, or similar formulations, means that such materials were provided by electronic transmission directly to a Party’s legal counsel or financial advisors prior to such time.

(b) Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (ii) all the agreements (including this Agreement), documents or instruments herein defined mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(d) The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

UAM TRANSFER; CONTRIBUTION OF TRANSFERRED EVE UNITS

Section 2.1 UAM Transfer.

(a) Transfer of UAM Contributed Assets. Subject to the terms and conditions of this Agreement, and effective as of the date hereof, Embraer, on behalf of itself and the other Embraer Entities, hereby absolutely, irrevocably and unconditionally transfers, contributes, distributes, delivers, assigns and conveys (or causes to be transferred, contributed, distributed, delivered, assigned and conveyed) to Eve and the other applicable Eve Entities, and Eve, on behalf of itself and the other applicable Eve Entities, hereby accepts, acquires and receives, all of Embraer’s and each other Embraer Entities’ entire direct or indirect worldwide right, title and interest in, to and/or under each of the UAM Contributed Assets (such actions, collectively the “UAM Transfer,” the time at which all of the UAM Contributed Assets become owned by Eve or the other applicable Eve Entities, the “Embraer Closing” and such date (being the date hereof), the “Embraer Closing Date”). As consideration for the UAM Transfer, Eve hereby delivers, or causes to be delivered, to Embraer the Embraer Consideration. On or as soon as reasonably practicable after the Embraer Closing Date and, in any event, prior to the BCA Closing Date, Embraer shall deliver, or cause to be delivered, to Eve copies or documentation of Assigned IP possessed by Embraer to the extent not already in the possession of Eve.

(b) Assumption of UAM Liabilities. Subject to the terms and conditions of this Agreement, in connection with the UAM Transfer and effective from and after the Embraer Closing Date, in each case pursuant to this Agreement or the applicable Conveyance and Assumption Instruments, Eve hereby accepts, assumes (or, as applicable, retains) and performs, discharges and fulfills, or causes an Eve Entity to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms all of the Liabilities related to or arising from the UAM Business (the “UAM Assumed Liabilities”), regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, at or subsequent to the Embraer Closing Date, (iii) whether accruals for such Liabilities have been transferred to an Eve Entity or included on a combined balance sheet of the UAM Business or whether any such accruals are sufficient to cover such Liabilities, (iv) where or against whom such Liabilities are asserted or determined, (v) whether arising from or alleged to arise from negligence, recklessness, violation of Law or misrepresentation by any member of the Embraer Group or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (vi) which entity is named in any Action associated with any Liability, or (vii) any benefits, or lack thereof, that have been or may be obtained by the Embraer Group in respect of such Liabilities. For the avoidance of doubt and notwithstanding anything to the contrary herein, UAM Assumed Liabilities shall not include (A) any Taxes imposed on any member of the Embraer Group, its Affiliates (other than Eve and its Subsidiaries), or their respective equityholders or (B) any Liabilities arising from or alleged to arise from common law fraud, gross negligence or willful misconduct by any member of the Embraer Group or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(c) Liens; Conveyance and Assumption Instruments. Each of the UAM Contributed Assets agreed to be transferred pursuant to this Section 2.1 or the applicable Conveyance and Assumption Instrument are hereby transferred free and clear of all Liens, other than Permitted Liens (as defined in the BCA). In furtherance of the assignment, transfer, contribution, conveyance, distribution and delivery of the UAM Contributed Assets and UAM Assumed Liabilities pursuant to this Section 2.1, each of Embraer and Eve has, or has caused their respective controlled Affiliates (including the other Eve Entities and Embraer Entities, as applicable) to, as applicable, duly execute and deliver, simultaneously with the execution and delivery of this Agreement, Conveyance and Assumption Instruments as and to the extent necessary to evidence and perfect the assignment, transfer, contribution, conveyance, distribution and delivery of the UAM Contributed Assets and UAM Assumed Liabilities to the applicable Eve Entity transferee.

(d) Approvals and Consents. Embraer shall, and shall cause the other Embraer Entities to, and Eve shall, and shall cause the other Eve Entities to, use commercially reasonable efforts to promptly give all notices to, and obtain all consents, authorizations, approvals and waivers from, all third parties (including any Governmental Authority) notice to whom, or whose consent, authorization, approval or waiver, is required in connection with the conveyance, transfer, contribution, distribution, delivery or assignment of any UAM Contributed Asset. Embraer shall not, and shall cause the other Embraer Entities not to, and Eve shall not, and shall cause the other Eve Entities not to, intentionally take any action that will have the effect of delaying, impairing or impeding the delivery of any required notices or the receipt of any required consents, authorizations, approvals or waivers. For the avoidance of doubt, prior to the BCA Closing Date, Embraer shall, at its sole cost and expense, execute and file all documents with the applicable Governmental Authority (including any applicable foreign or international office or registrar) and take all other actions reasonably necessary to record Eve or the Brazilian Subsidiary, as applicable, as the owner of the Assigned Patents and the Assigned Marks; provided that the Parties acknowledge and agree that such record may not be updated or recorded by the applicable Governmental Authority prior to the BCA Closing Date.

(e) Non-Assignable Assets. Notwithstanding anything to the contrary herein, in the event that any consent, authorization, approval or waiver or amendment is required from any third party (including any Governmental Authority) in order to convey, transfer, contribute, distribute, deliver or assign (as the case may be) any UAM Contributed Asset and such consent, authorization, approval, waiver or amendment is not obtained prior to the Embraer Closing (such assets, “Non-Assignable Assets”), then this Agreement and the related Conveyance and Assumption Instruments shall not constitute a conveyance, transfer, contribution, distribution, delivery or assignment of the Non-Assignable Assets, the Eve Entities will not assume the Embraer Entities’ rights, obligations or Liabilities thereunder and instead, following the Embraer Closing, to the extent not specifically addressed in the Master Agreements, Embraer shall, or shall cause the applicable Embraer Entity to, use their reasonable best efforts to (i) continue to hold the Non-Assignable Assets in trust for the applicable Eve Entity to provide the applicable Eve Entity with all of the rights, benefits, obligations and liabilities of the Non-Assignable Assets after the Embraer Closing as if the appropriate consent, authorization, approval, waiver or amendment had been obtained (including by entering into subleasing, sublicensing or subcontracting arrangements), and to the extent required by the terms applicable to such Non-Assignable Assets, operate such Non-Assignable Assets in all material respects in the ordinary course of business and (ii) cooperate in any arrangement, reasonable and lawful as to the applicable Persons, designed to provide to the applicable Eve Entities the benefits and obligations arising under such Non-Assignable Assets. Additionally, following the Embraer Closing Date, Embraer shall, and shall cause the other Embraer Entities to, and Eve shall, and shall cause the other Eve Entities to, use commercially reasonable efforts to promptly obtain all such consents, authorizations, approvals, waivers or amendments required from any third party (including any Governmental Authority) in order to convey, transfer, contribute, distribute, deliver or assign (as the case may be) the Non-Assignable Assets and upon receiving all such consents, authorizations, approvals, waivers or amendments, Embraer shall, or shall cause the applicable Embraer Entity to, convey, transfer, contribute, distribute, deliver or assign (as the case may be) the Non-Assignable Assets to the applicable Eve Entity for no additional consideration. Following any such conveyance, transfer, contribution, distribution, delivery or assignment (as the case may be), the Non-Assignable Assets will be deemed UAM Contributed Assets for all purposes of this Agreement. In furtherance of clause (i) of this Section 2.1(e), Embraer shall, or shall cause the applicable Embraer Entity to, without further consideration therefor, pay and remit to Eve (or its designees) promptly all monies, rights and other consideration received by them, net of any reasonable and documented out-of-pocket costs payable to a third party, in respect of such performance. Notwithstanding anything to the contrary herein, Eve shall, or shall cause the applicable Eve Entity to, pay or reimburse the applicable Embraer Entity for all Liabilities paid or incurred in connection with the retention by such applicable Embraer Entity of such applicable Non-Assignable Assets for so long as such Non-Assignable Assets are held by the applicable Embraer Entity in trust for the applicable Eve Entity to provide (and do provide) the applicable Eve Entity with all of the rights, benefits, obligations and liabilities of the Non-Assignable Assets.

(f) Shared Contracts. If an Embraer Entity or an Eve Entity is a party to any Contract that is related to both the Embraer Retained Business and the UAM Business, Embraer and Eve shall cooperate in a reasonable manner with each other to determine the optimal treatment of such Contract, including whether such Contract should be (i) split so that the portion of such Contract that relates to the UAM Business is assigned to or retained by, as applicable, an Eve Entity, (ii) the subject of an agency, subcontracting or similar arrangement so that the applicable Person receives the benefits and bears the burden of the portion of such Contract applicable to its business, or (iii) addressed under the Master Agreements. Embraer and Eve shall, and shall cause their applicable Subsidiaries to use, their commercial reasonable efforts to cause the agreed upon treatment of such Contract to be implemented.

Section 2.2 Wrong Pockets. If, following the Embraer Closing (including following the completion of the conveyance, transfer, contribution, delivery, distribution or assignment of a Non-Assignable Asset), any right, property, asset or Liability not forming part of the UAM Contributed Assets or UAM Assumed Liabilities, as applicable, is found to have been transferred to an Eve Entity in error, Eve shall cause the applicable Eve Entity to transfer, at no cash consideration and at Embraer’s sole cost and expense, such right, property, asset (and any related Liability) or Liability as soon as reasonably practicable to the Embraer Entity designated by Embraer, and Embraer shall cause the applicable Embraer Entity to accept such right, property, asset (and any related Liability) or Liability, as applicable. If, following the Embraer Closing (including following the completion of the conveyance, transfer, contribution, delivery, distribution or assignment of a Non-Assignable Asset), any right, property, asset or Liability forming part of the UAM Contributed Assets or UAM Assumed Liabilities, as applicable, is found to have been retained by a Embraer Entity in error, Embraer shall cause the applicable Embraer Entity to transfer, at no cash consideration and at Embraer’s sole cost and expense, such right, property, asset (and any related Liability) or Liability as soon as reasonably practicable to the Eve Entity designated by Eve, and Eve shall cause the applicable Eve Entity to accept such right, property, asset (and any related Liability) or Liability, as applicable. Each Party shall give prompt written notice to the other Party if any Embraer Entity, on the one hand, or any Eve Entity, on the other hand, discovers that any such right, property, asset or Liability has been transferred to an Eve Entity in error or retained by an Embraer Entity in error.

Section 2.3 Maintenance and Enforcement of Assigned Patents.

(a) Maintenance. Eve shall have the sole and exclusive right to prosecute and maintain all patent applications and patents included in the Assigned IP (“Assigned Patents”) and Embraer shall, at Eve’s sole cost and expense, provide all cooperation and assistance reasonably requested by Eve in support of such prosecution and maintenance; provided that if Eve is unable or unwilling to maintain any Assigned Patents, Eve shall inform Embraer within a reasonable time and reasonably in advance of all applicable deadlines. Effective upon such notice, or if Eve fails to provide such notice, at Embraer’s written request, Eve hereby grants standing to Embraer to maintain such patents at Embraer’s sole cost and expense but in Eve’s name, unless Eve promptly (and in advance of all applicable deadlines) assigns all right, title and interest in and to any such patents to Embraer. If Eve fails to make the above assignment and this Section 2.3(a) is insufficient to grant standing for Embraer to maintain any such patent, Eve shall take all further actions necessary to allow Embraer to effect such maintenance in advance of all applicable deadlines. In the event that (i) Eve provides such notice (or Eve fails to provide such notice but Embraer provides such written request) and (ii) Eve fails to make the aforementioned assignment and (iii) Eve is unwilling or unable to otherwise grant Embraer standing to maintain any such patents in advance of all applicable deadlines, then Eve grants to Embraer and its designees a power of attorney, such power to be a right coupled with an interest and therefore irrevocable, to take all actions and execute all documents solely to the extent necessary to effect such maintenance of such patents; provided, however, that Embraer shall not settle any claim or take any other action that would reasonably be expected in any material respect to require payment or other action (other than such actions required under this Section 2.3(a)) by Eve, subject Eve to liability, or otherwise adversely affect Eve or its rights in any Assigned IP, in each case, without the prior written consent of Eve (in its sole discretion).

(b) Enforcement of Assigned Patents. Eve shall have the first right (but not the obligation), in its sole discretion, to (i) enforce the Assigned Patents against infringement by third parties and (ii) defend the Assigned Patents against any third-party claims that allege the invalidity or unenforceability of same; provided that Embraer shall, at Eve’s sole cost and expense, provide all cooperation and assistance reasonably requested by Eve in support of any such enforcement or defense actions. If Eve declines or otherwise fails to take any enforcement actions with respect to an infringement of or invalidity claim with respect to the Assigned Patents that is, in whole or in part, outside of the UAM Business (including, for the avoidance of doubt, any Products (as defined in the Embraer Master Agreement) outside the UAM Business), or the UATM, within ninety (90) days of Eve’s receipt of written reasonable request from Embraer to take diligent actions with respect to such enforcement or defense, then Embraer shall have the second right to take action with respect to such infringement of or invalidity claim with respect to the Assigned Patents outside of the UAM, the UAM Business (including, for the avoidance of doubt, any Products (as defined in the Embraer Master Services Agreement) outside the UAM Business), or the UATM, and at Embraer’s reasonable request and expense, Eve hereby grants standing to Embraer to do so and agrees to take all actions necessary to grant Embraer standing to do so, including by joining as a party to any action, if required to provide such standing. In the event that Eve (i) declines or otherwise fails to take any enforcement action with respect to an infringement of or invalidity claim with respect to such Assigned Patents that is outside of the UAM Business or the UATM within such ninety (90) days period and (ii) is unwilling or unable to otherwise grant to Embraer standing to enforce or defend the Assigned Patents as set forth above, then Eve grants to Embraer and its designees a power of attorney, such power to be a right coupled with an interest and therefore irrevocable, to take all actions and execute all documents solely to the extent necessary to (A) enforce the Assigned Patents against infringement by third parties and (B) defend the Assigned Patents against any third-party claims that allege the invalidity or unenforceability of same, in each case, outside of the UAM Business or the UATM; provided, however, that Embraer shall not settle any claim or take any other action that would reasonably be expected in any material respect to require payment or other action (other than such actions required under this Section 2.3(b)) by Eve, subject Eve to liability, or otherwise adversely affect Eve or its rights in any Assigned IP, in each case, without the prior written consent of Eve (in its sole discretion).

Section 2.4 Other Matters.

(a) For U.S. federal income tax purposes, the Parties agree:

(i) to treat any Assigned IP as property, transferred to Eve from Embraer pursuant to this Agreement;

(ii) to treat any Retained Assigned IP (as defined in the Embraer Master Agreement) as property owned by Embraer and not transferred, granted or otherwise conveyed by a Party pursuant to this Agreement; and

(iii) to treat the UAM Transfer, the transfer of the Assigned IP and the transfer of the Transferred Eve Units as a transfer of property transferred from Embraer to EAH in a transfer described in Section 1001 of the Code.

(b) For Brazilian tax and accounting purposes, the Parties agree:

(i) to treat the UAM Transfer as a transfer to Eve at book value; and

(ii) that the book values assigned to the UAM Contributed Assets shall be as set forth on Schedule F.

(c) The Parties shall report the transactions contemplated by this Agreement and shall execute and file all Tax Returns in a manner consistent with Section 2.4 unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code or any comparable provisions of applicable law.

Section 2.5 Contribution of Transferred Eve Units. On or prior to the BCA Closing Date (but in any event prior to the Equity Exchange), Embraer shall (i) transfer all of the Transferred Eve Units to EAH in exchange for the issuance of shares of EAH Common Stock and EAH Preferred Stock; and (ii) transfer all of the shares of EAH Preferred Stock to the Unaffiliated Investor, pursuant to the terms and conditions set forth in the Preferred Stock Purchase Agreement.

ARTICLE III

EMPLOYEE MATTERS

Section 3.1 Transfer of Employment or Engagement. On or prior to the Embraer Closing Date, Embraer has used, or has caused an Embraer Entity to use, best efforts to transfer the employment or novation of engagement, as applicable, to an Eve Entity, and Eve has accepted, or has caused an Eve Entity to accept, such transfer of the employment or novation of the engagement, as applicable, of each UAM Employee to an Eve Entity. On or prior to the Embraer

Closing Date, Embraer has used commercially reasonable efforts to cause the Eve Entities to replicate each Collective Bargaining Agreement covering UAM Employees that is required to be set forth on Section 3.13(a) of the Company Disclosure Letter (as defined in the BCA) and has caused the Eve Entities to comply with applicable labor laws with respect to the transfer of employment of UAM Employees to the Eve Entities, including recognizing each employee representative body covering UAM Employees as may be required by law.

Section 3.2 Transfer of Plans. Effective as of the Embraer Closing, Embraer and Eve shall use commercially reasonable efforts to cause the Eve Entities to, assume or retain, as the case may be, all obligations with respect to each UAM Benefit Plan and honor and discharge all obligations under each UAM Benefit Plan. For the avoidance of doubt, the Embraer Entities shall continue to assume or retain, as the case may be, all obligations with respect to each Embraer Retained Benefit Plan and to honor and discharge all obligations under each Embraer Retained Benefit Plan.

Section 3.3 Transfer of Liabilities. Without limiting the generality of Section 3.1, effective as of the Embraer Closing, Embraer and Eve shall use commercially reasonable efforts to cause the Eve Entities to, assume or retain, as the case may be, and be responsible for all obligations with respect to (and indemnify, defend and hold harmless the Embraer Entities from and against) any and all UAM Employee Liabilities.

Section 3.4 Terms and Conditions of Employment. Eve will cause the other Eve Entities to undertake commercially reasonable efforts to comply with any obligations or standards arising under applicable Laws or Collective Bargaining Agreements governing the terms and conditions of the employment of UAM Employees.

Section 3.5 No Third-Party Beneficiaries; No Amendment. Without limiting the generality of Section 7.8, all provisions contained in this Article III are included for the sole benefit of the Parties, and nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (a) in any other Person, including any employees, former employees, any participant in any Benefit Plan or any dependent or beneficiary thereof (including any UAM Employee), or (b) to continued employment with any Embraer Entity or any Eve Entity. Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification or adoption of any Benefit Plan or Collective Bargaining Agreement, or shall limit the right of any Embraer Entity or any Eve Entity to amend, terminate or otherwise modify any Benefit Plan or Collective Bargaining Agreement following the Embraer Closing in accordance with its terms. In the event that (i) a party other than the Parties makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Benefit Plan or Collective Bargaining Agreement, and (ii) such provision is deemed in any judicial proceeding to be an amendment to such Benefit Plan or Collective Bargaining Agreement even though not explicitly designated as such in this Agreement, then such provision, to the extent covered by such deemed amendment, shall lapse retroactively and shall have no amendatory effect.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification by Eve. From and after the BCA Closing, Eve shall indemnify and hold harmless each Embraer Entity and each of their respective directors, managers, officers, employees, agents, representatives, successors and assigns (collectively, the “Embraer Indemnified Parties”) from and against any and all Liabilities, claims, losses, damages, costs, fees, expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Losses”) suffered or incurred by them to the extent arising out of, relating to or resulting from any of (a) the UAM Business, (b) the UAM Contributed Assets, (c) the UAM Assumed Liabilities (including, without limitation, any third-party claims by any UAM Employees with respect to any periods following the BCA Closing, any third-party claims by any unaffiliated vendors, suppliers, manufacturers, licensors or lessors of the UAM Business with respect to invoices, fees, costs, expenses, commissions or other amounts incurred and payable following the BCA Closing and that were not paid when due and Taxes arising from or relating to the UAM Business or UAM Contributed Assets with respect to any periods or portions thereof (with income, sales, use and withholding Taxes for the post-closing portion of any period beginning on or before and ending after the BCA Closing determined on a “closing of the books” basis and other Taxes determined on a “per diem” basis) following the BCA Closing), (d) the UAM Employee Liabilities, whether arising before, on or following the BCA Closing Date or (e) any breach of any representation or warranty of Eve under this Agreement, but, in each case of the foregoing sub-clauses (a) to (e), excluding any Losses to the extent arising out of, relating to or resulting from (A) any action taken by any Embraer Indemnified Party with respect to (i) the Embraer Retained Business or (ii) the UAM Business following the BCA Closing Date, as applicable, in each case of the foregoing sub-clauses (a) to (e), other than pursuant to a Contract between an Eve Entity and any Embraer Entity or with the written consent of an Eve Entity, (B) any Indemnified UAM Liabilities or (C) any Embraer Indemnified Party’s common law fraud, gross negligence or willful misconduct.

Section 4.2 Indemnification by Embraer . From and after the BCA Closing, Embraer shall indemnify and hold harmless each Eve Entity and each of their respective directors, managers, officers, employees, agents, representatives, successors and assigns (collectively, the “Eve Indemnified Parties”) from and against any and all Losses suffered or incurred by them to the extent arising out of, relating to or resulting from any of (a) the Indemnified UAM Liabilities, (b) the Embraer Retained Business, (c) the Embraer Retained Assets (other than as licensed to and used by or on behalf of an Eve Entity), (d) the Embraer Retained Employees, (e) the Embraer Retained Benefit Plans, (f) the Embraer Retained Employee Liabilities or (g) any breach of any representation or warranty of Embraer or EAH set forth in Article VI of this Agreement, in each case of the foregoing sub-clauses (a) to (f), whether arising before, on or following the BCA Closing Date, but, in each case of sub-clauses (a) to (f), excluding any Losses to the extent arising out of, relating to or resulting from (A) any action taken by any Eve Indemnified Party with respect to the UAM Business or the Embraer Retained Business, as applicable, following the BCA Closing Date, other than pursuant to a Contract between an Eve Entity and any Embraer Entity or with the written consent of an Embraer Entity or (B) any Eve Indemnified Party’s common law fraud, gross negligence or willful misconduct.

Section 4.3 Survival; Limitations on Indemnification.

(a) Embraer shall not have any indemnification obligations for claims pursuant to Section 4.2(a) or Section 4.2(g) after the date that is twelve (12) months following the BCA Closing (except that Embraer shall have indemnification obligations pursuant to Section 4.2(a) for any claims arising out of, relating to or resulting from any Tax Liabilities until the date that is thirty-six (36) months following the BCA Closing); provided that, in each case, any such claims for which a Claim Notice (as defined below) is validly delivered to Embraer in accordance with the terms hereof on or prior to the date that is twelve (12) months following the BCA Closing (or, solely with respect to any claims arising out of, relating to or resulting from any Tax Liabilities, on or prior to the date that is thirty-six (36) months following the BCA Closing) shall survive until such claims are finally resolved. All other covenants, obligations or other agreements in this Agreement, including the indemnification obligations in Section 4.1 or Section 4.2 (other than Section 4.2(a) and Section 4.2(g)) or in any certificate, statement or instrument delivered pursuant to this Agreement (including the Conveyance and Assumption Instruments), shall survive the Embraer Closing for the period explicitly specified therein. All representations and warranties in this Agreement shall survive the BCA Closing and continue for twelve (12) months following the BCA Closing.

(b) The aggregate amount of all indemnification payments made by Embraer in satisfaction of any claims for indemnification pursuant to Section 4.2(a) and Section 4.2(g) shall not exceed $110,000,000.

(c) For all purposes of this Article IV, “Losses” shall be net of any recovery or benefit (including insurance and indemnification, but not including Taxes) actually received by the Indemnified Party or any member of the applicable Group, net of reasonable and documented out-of-pocket expenses incurred in obtaining such recovery or benefit, in connection with such Losses and, if the Indemnified Party or any member of the applicable Group receives such recovery or benefit after receipt of payment from Eve or Embraer, as applicable, then the amount of such recovery or benefit, net of reasonable and documented out-of-pocket expenses incurred in obtaining such recovery or benefit, shall be promptly paid to Eve or Embraer, respectively; (ii) reduced by any Tax benefit actually realized by the Indemnified Party or any member of its Group arising as a result of the accrual, incurrence or payment of any such Losses; and (iii) increased by any Tax detriment of the Indemnified Party or any member of its Group resulting from the receipt or accrual of any indemnification payment hereunder.

Section 4.4 Procedures for Indemnification.

(a) Any Person seeking any indemnification under this Article IV (an “Indemnified Party”), acting through Embraer or Eve, as applicable, shall give the Party from which indemnification is being sought (an “Indemnifying Party”) prompt notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Article IV; provided, however, that if an Indemnified Party shall receive written notice of any third-party claim (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party a Claim Notice as promptly as possible, but, in any event, within the earlier of (i) 1/3 (one-third) of the relevant timeframe for submission of the defense/rebuttal of the Third-Party Claim, if applicable, and (ii) twenty (20) Business Days of receipt by the

Indemnified Party of such Claim Notice. The Claim Notice shall (i) indicate whether the matter for which indemnification is sought (an “Indemnity Claim”) results from or arises out of a Third-Party Claim or a direct claim, (ii) describe with reasonable specificity the nature of the Indemnity Claim, as well as attaching, to the extent available, the supporting documentation and information that is necessary for its analysis, and (iii) state the amount of Losses sought pursuant to such Indemnity Claim to the extent then known. Notwithstanding the foregoing, the failure to deliver or timely deliver the Claim Notice shall not affect the rights of the Indemnified Party to indemnification under this Article IV, except and only to the extent that the Indemnifying Party shall have been actually and materially prejudiced by reason of such failure.

(b) Third-Party Claims.

(i) The Indemnifying Party shall have the right to conduct, at its sole cost and expense, the defense of a Third-Party Claim, upon delivery of written notice to the Indemnified Party (the “Defense Notice”) within the earlier of (A) 10 (ten) Business Days after the Indemnifying Party’s receipt of the Claim Notice and (B) if applicable, 2/3 (two-thirds) of the relevant timeframe for submission of the defense/rebuttal of the Third-Party Claim (or sooner if the nature of the Third-Party Claim so requires); provided that the Defense Notice shall specify the outside counsel the Indemnifying Party will appoint to defend such Third-Party Claim (such counsel to be reasonably satisfactory to the Indemnified Party). The Indemnified Party shall be entitled to be indemnified in accordance with and subject to the terms of this Agreement for the reasonable and documented fees and expenses of outside counsel for any period during which the Indemnifying Party has not assumed the defense of any such Third-Party Claim in accordance herewith. If the Indemnifying Party timely delivers a Defense Notice and thereby elects to conduct the defense of the Third-Party Claim, (A) the Indemnifying Party shall keep the Indemnified Party reasonably apprised of all material developments with respect to such Third-Party Claim and (B) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole expense of the Indemnifying Party, and the Indemnified Party shall have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.

(ii) Notwithstanding anything to the contrary herein, the Indemnifying Party shall not be entitled to control the defense of any Third-Party Claim if (A) such Third-Party Claim is with respect to a criminal proceeding, action, indictment, allegation or investigation, (B) it fails to actively and diligently conduct its defense of such Third-Party Claim, (C) the Indemnified Party has been advised by outside counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third-Party Claim or (D) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party. In the event of any of the foregoing circumstances and the Indemnified Party has nonetheless permitted the Indemnifying Party to control the defense of such Third-Party Claim, and the Indemnifying Party desires to so control such defense, the Indemnified Party shall be entitled to retain its own outside counsel, and the Indemnifying Party shall be entitled to be indemnified in accordance with and subject to the terms of this Agreement the reasonable and documented fees and expenses of one outside counsel (in addition to any required local counsel) of the Indemnified Party.

(iii) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (A) settle or compromise a Third-Party Claim or consent to the entry of any order which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of the Third-Party Claim, (B) settle or compromise any Third-Party Claim if the settlement imposes equitable or other non-monetary remedies or other obligations on the Indemnified Party or (C) settle or compromise any Third-Party Claim if the result is to admit civil or criminal liability or culpability on the part of the Indemnified Party that gives rise to criminal liability with respect to the Indemnified Party. No Third-Party Claim which is being defended by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party (such consent not to be unreasonably conditioned, withheld or delayed). The provisions of this Section 4.4(b)(iii) shall apply, mutatis mutandis, to the adhesion to Tax installment payment programs, which will be considered as a “settlement” for the purposes hereof (e.g. REFIS).

(iv) Notwithstanding the generality of the foregoing:

(1) If any Party receives any notice, written or oral, formal or informal, from any Governmental Authority (a “Tax Claim”) regarding Taxes for which another Party may be required to provide indemnification hereunder (“Indemnified Taxes”), the Party receiving the Tax Claim (the “Indemnified Tax Party”) shall promptly inform the Party which is or may be required to provide indemnification hereunder (the “Indemnifying Tax Party”). The Indemnifying Tax Party shall be entitled to control, at its sole cost and expense, any audit, examination, contest, litigation or other legal proceeding with respect to such Taxes (a “Tax Proceeding”); provided that the Indemnified Tax Party shall be permitted to participate, at its own expense, in such Tax Proceeding and the Indemnifying Tax Party shall not settle, compromise or abandon the Tax Proceeding without the prior consent of the Indemnified Tax Party (such consent not to be unreasonably withheld, conditioned or delayed).

(2) Without the prior written consent of each Party that may be required to provide indemnification for indemnification hereunder, no Party shall, nor shall permit its Subsidiaries or Affiliates to, (i) file or amend or otherwise modify or amend any Tax Return relating to Indemnified Taxes, (ii) make or change any Tax election or accounting method or practice with respect to Indemnified Taxes, or (iii) make or initiate any contact with a Governmental Authority.

(3) To the extent of any conflict between this Section 4.4(b)(iv), and the rest of Section 4.4, this Section 4.4(b)(iv) shall govern with respect to Tax Proceedings.

ARTICLE V

CERTAIN OTHER MATTERS

Section 5.1 Access to Information.

(a) Solely for the purposes of facilitating the resolution of any claims made against, or incurred by, any Embraer Entity relating to the UAM Business and for purposes of compliance with applicable securities, environmental, employment and other Laws, from and after the Embraer Closing Date and until the later of the seventh (7th) anniversary of the Embraer Closing Date and the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), Eve shall, and shall cause the other Eve Entities to, (i) retain the books and records and financial and operational data relating to the UAM Business for periods prior to the Embraer Closing Date (to the extent relating to a UAM Contributed Asset or UAM Assumed Liability and in Eve’s or the other Eve Entities’ possession and to the extent copies of such books and records and data are not in any Embraer Entity’s possession); and (ii) upon reasonable advance notice, afford the Representatives of the Embraer Entities reasonable access (including the right to make, at Embraer’s expense, copies), during normal business hours, to such books and records. After the expiration of such period, Eve shall offer to turn over possession of such books and records and data to Embraer at least sixty (60) days prior to disposing of or destroying any of such books and records and data.

(b) Solely for the purposes of facilitating the resolution of any claims made against, or incurred by, any Eve Entity relating to the UAM Business or for purposes of compliance with applicable securities, environmental, employment and other Laws, from and after the Embraer Closing Date and until the later of the seventh (7th) anniversary of the Embraer Closing Date or the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), Embraer shall, and shall cause the other Embraer Entities to, (i) retain the books and records and financial and operational data relating to the UAM Business for periods prior to the Embraer Closing Date, to the extent such books, records and other data and information were in the possession or control of the Embraer Entities prior to the Embraer Closing Date and have not been delivered to the Eve Entities in connection with the UAM Transfer; and (ii) upon reasonable notice, afford the Representatives of the Eve Entities reasonable access (including the right to make, at Eve’s expense, copies), during normal business hours, to such books and records. After the expiration of such period, Embraer shall offer to turn over possession of such books and records and data to Eve at least sixty (60) days prior to disposing of or destroying any of such books and records and data.

Section 5.2 Privileged Matters.

(a) The Parties acknowledge and agree that the Embraer Entities’ and the Eve Entities’ attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications concerning any proposed transfer of the UAM Business or any other transaction contemplated by this Agreement, the BCA, the Ancillary Agreements or any Conveyance and Assumption Instrument, and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by Embraer, and may be waived only by Embraer. Embraer and Eve acknowledge and agree that (i) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by the Eve Entities upon consummation of the Embraer Closing; and (ii) in the event of a dispute between an Eve Entity, on the one hand, and a third party, on the other hand, or any other circumstance in which a third-party requests or demands that an Eve Entity produce privileged materials or attorney work-product of Embraer or another Embraer Entity (including the privileged communications and attorney work-product covered by this Section 5.2(a)), Eve shall, and shall cause such Eve Entity, to assert such attorney-client privilege on behalf of Embraer or the applicable Embraer Entity to prevent disclosure of privileged communications or attorney work-product to such third party.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Parties acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications concerning general business matters related to the UAM Business and the Eve Entities and arising prior to the Embraer Closing Date for the benefit of both the Embraer Entities and the Eve Entities shall be subject to a joint privilege and protection between Embraer, on the one hand, and Eve, on the other hand, and Embraer and Eve shall, on behalf of their applicable Group members, have an equal right to assert such joint privilege and protection and no such joint privilege or protection may be waived by (i) any Embraer Entity without the prior written consent of Eve; or (ii) any Eve Entity without the prior written consent of Embraer.

Section 5.3 Litigation Cooperation.

(a) The Parties agree that at all times from and after the Embraer Closing, if an Action relates to the UAM Business and the Embraer Retained Business or is commenced by a third-party naming an Eve Entity (with respect to any Action related to the Embraer Retained Business) or an Embraer Entity (with respect to any Action related to the UAM Business) as a defendant thereto, then the Parties hereto shall reasonably cooperate and reasonably consult to the extent necessary or advisable with respect to the defense of such Action.

(b) Each Party shall use commercially reasonable efforts to make available, during regular business hours, to the other Party and its attorneys, accountants, consultants and other designated Representatives, upon advance written request by such other Party, its applicable directors, managers, officers, employees and Representatives as witnesses, and shall otherwise reasonably cooperate with such other Party, to the extent reasonably requested in connection with any Action relating to the UAM Business, the facts of which arise prior to the Embraer Closing and in which the requesting Party may from time to time be involved.

Section 5.4 Insurance Matters. For as long as Embraer owns, directly or indirectly, at least fifty percent (50%) of the voting power of the total outstanding equity securities of Eve, upon Embraer’s prior written consent, the Eve Entities may, at their sole discretion, make claims and receive proceeds under one or more insurance policies maintained by Embraer of which Embraer and its Subsidiaries are beneficiaries, in which case Embraer shall, or shall cause one of its Subsidiaries to, provide reasonable assistance, as may be reasonably requested by any of the Eve Entities from time to time, in submitting such claim and in collecting the insurance proceeds with respect to such claims under such policies on behalf of any of the Eve Entities, in each case, subject to the terms and conditions of each such policy and solely to the extent such coverage is available;

provided that the Eve Entities shall be responsible for, and shall pay or reimburse Embraer for, all costs, premiums and other expenses associated with the Eve Entities’ reliance on such insurance policies, including all out-of-pocket costs incurred in pursuing such claims and any amount of any claim that falls below applicable deductibles or self-insured retention.

Section 5.5 Intercompany Accounts. All intercompany receivables, payables and loans between any Embraer Entity, on the one hand, and any Eve Entity, on the other hand, other than receivables or payables in respect of ordinary course of business transactions on arm’s length terms (including under the Master Agreements or the Lease Agreements), shall, prior to the Embraer Closing or as promptly as reasonably practicable thereafter, be settled, paid, capitalized, contributed to the capital of the applicable Person, distributed or otherwise terminated, in each case, as mutually determined by Embraer and Zanite prior to the Embraer Closing; and Embraer and, if applicable, Eve, shall cause the applicable Embraer Entities and Eve Entities to make all payments, capital contributions, transfers or distributions necessary or appropriate to effectuate such settlement, payment, capitalization, contribution, distribution or other termination of such intercompany receivables, payables and loans with the result that there shall not be any material intercompany receivables, payables and loans between any Embraer Entity, on the one hand, and any Eve Entity, on the other hand, prior to or as promptly as practicable after the Embraer Closing. Notwithstanding the foregoing, the Parties agree that the payments in respect of intercompany payables arising in connection with the UAM Business and as identified on Schedule G will be made following the BCA Closing Date in accordance with the steps set forth on Schedule G. Notwithstanding the foregoing, Embraer, EAH and Eve acknowledge and agree that no capital contribution shall be made by any of the Embraer Entities to any of the Eve Entities pursuant to the foregoing terms of this Section 5.5 if such capital contribution would result in (i) the Embraer Entities (including Embraer and EAH) holding, in the aggregate, more than 220,000,000 shares of Zanite common shares; provided that, for the avoidance of doubt, this clause (i) does not apply to the Embraer Entities’ participation in the PIPE Investment, (ii) Eve not being a wholly-owned direct Subsidiary of Zanite following the Equity Exchange or (iii) the Brazilian Subsidiary or any other Subsidiary of Eve not being a direct or indirect wholly-owned Subsidiary of Eve.

Section 5.6 Lease Agreements. On or prior to the BCA Closing Date, the relevant Embraer Entities and the relevant Eve Entities will enter into the Lease Agreements.

Section 5.7 Further Actions. From time to time after the Embraer Closing, without additional consideration, each Party shall, and shall cause its Subsidiaries to, execute and deliver such further agreements and instruments, in addition to those expressly provided for herein, and take such other action as may be necessary or is reasonably requested by the other Party to make effective the transactions contemplated by this Agreement and each of the other agreements and instruments delivered in connection herewith. Without limiting the foregoing, reasonably promptly following the Embraer Closing, Embraer shall, and shall cause the Embraer Entities to, take all action necessary, including by executing and delivering to Eve such further conveyances, assignments or other written assurances as Eve may reasonably request to comply with to perfect and protect Eve’s title to the Assigned IP and filing all necessary documentation with the applicable Governmental Authority (or Internet domain name registrar, in the case of Internet domain names), to cause Eve or one of the other Eve Entities designated by Eve to be the legal, beneficial and record owner of each item of UAM Registered Intellectual Property (as defined in the BCA) that will be set forth or is required to be set forth on Section 3.16(a) of the Company

Disclosure Letter (as defined in the BCA), and Embraer shall reasonably promptly deliver evidence of the foregoing to Zanite. In addition to the foregoing, Embraer (on behalf of itself and its Affiliates) with respect to the Assigned IP, and Eve (on behalf of itself and its Affiliates) with respect to the Embraer Retained IP, hereby absolutely, irrevocably and unconditionally covenants and agrees that, from and after the Closing, such Party and its Affiliates will not (and will not be entitled to and shall cause their respective Representatives not to) use in any way or for any purpose (other than the Retained Assigned IP (as defined in the Embraer Master Agreement) with respect to Embraer and the Licensed Parent IP (as defined in the Embraer Master Agreement) with respect to Eve), nor disclose to any third party, any of the Trade Secrets or other confidential Intellectual Property rights included in the Assigned IP or the Embraer Retained IP, as applicable, without the prior written consent of Eve or Embraer, as applicable, except pursuant to the license of any such rights to Embraer or Eve, as applicable, or the provisions concerning Confidential Information (as defined in the Embraer Master Agreement), in each case, solely as expressly stated in the Embraer Master Agreement.

Section 5.8 Tax Matters.

(a) Withholding. To the extent that one Party is required by applicable Law to deduct or withhold Taxes from any payment or transfer pursuant to this Agreement to the other Party, the Party required to so withhold and its Representatives shall be entitled to do so, provided such withheld amounts are promptly paid over to the applicable Governmental Authority. If any Party (or any of its Representatives) deducts or withholds any such amounts, such amounts so deducted or withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

(b) Transfer Taxes. All transfer, sales and use, registration, stamp and similar Taxes, if any, imposed in connection with the contribution of the UAM Contributed Assets or any other transaction that occurs pursuant to this Agreement shall be borne by Embraer. Embraer and Eve shall cooperate in the preparation and filing of any Tax Returns with respect thereto.

(c) Any payments or other transfers made pursuant to this Agreement, including pursuant to Section 2.1 and 2.2 hereof, between the Parties shall be treated as an adjustment to the amount transferred or received, as applicable, in the UAM Transfer.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES; DISCLAIMER

Section 6.1 Representations and Warranties.

(a) General Representations and Warranties. Each Party represents and warrants to the other Party that (i) it is duly incorporated, organized or formed, validly existing, and in good standing as a corporation or other legal entity, as applicable, under the Laws of its jurisdiction of incorporation, organization or formation; (ii) it has all rights, power and authority required to enter into this Agreement and the Conveyance and Assumption Instruments it is a party to and to perform its obligations hereunder and thereunder; (iii) it is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing except where the failure to be so licensed or qualified or in good standing would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the UAM Business, taken as a whole; (iv) the execution, delivery and performance of this Agreement and the Conveyance and Assumption Instruments it is a party to and the consummation of the transactions hereunder and thereunder have been duly and validly authorized and approved by all requisite corporate proceedings; (v) such Party’s execution, delivery and performance of this Agreement and the Conveyance and Assumption Instruments it is a party to, and the consummation of the transactions hereunder or thereunder, will not violate or conflict with, or result in the breach or default of (A) the organizational documents of such Party or (B) any other Contract of the type described in Section 3.11(a) of the Company Disclosure Letter (as defined in the BCA), any restriction, any Governmental Order, or any applicable Law, to which such Party is a party, or by which such Party or its assets or properties is bound or otherwise relate to (except, in the case of subclause (B), to the extent the occurrence of the foregoing would not have a UAM Material Adverse Effect (as defined in the BCA)); and (vi) when executed and delivered by such Party, this Agreement and the Conveyance and Assumption Instruments it is a party to will be duly and validly executed and delivered and will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Additional Representations and Warranties of Embraer. Embraer represents and warrants to Eve that Embraer and the other Embraer Entities are the sole and exclusive beneficial and record owners of all right, title, and interest in and to, and have good and marketable title in and to, the UAM Contributed Assets, free and clear of all Liens (other than Permitted Liens (as defined in the BCA)) and all Governmental Orders. Upon the consummation of the Embraer Closing, the Eve Entities will own and have good and marketable title to, or a valid leasehold interest in or right to use, the UAM Contributed Assets, free and clear of all Liens (other than Permitted Liens (as defined in the BCA)).

Section 6.2 General Disclaimer. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT, ANY CONVEYANCE AND ASSUMPTION INSTRUMENT, THE BCA OR ANY OTHER ANCILLARY AGREEMENTS, ALL INTERESTS AND ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS.

Section 6.3 Disclaimer of Consequential Damages. EXCEPT TO THE EXTENT ARISING FROM SUCH PARTY’S COMMON LAW FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT OR ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT TO THE EXTENT ACTUALLY AWARDED TO A THIRD PARTY BY A COURT OF COMPETENT JURISDICTION.

ARTICLE VII

GENERAL PROVISIONS.

Section 7.1 Expenses. Except as otherwise expressly specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses; provided that all fees paid or to be paid to any Governmental Authority relating to the assignment and transfer of any Assigned IP pursuant to the transactions contemplated by this Agreement shall be borne by the Parties equally; provided, further, that, for clarity, all fees, costs or expenses of attorney, accountants and other advisors and service providers as a result of or in connection with this Agreement and the transactions contemplated hereby will be considered Company Transaction Expenses (as defined in the BCA) in accordance with the terms and conditions of the BCA. For the avoidance of doubt, this Section 7.1 does not apply to Taxes.

Section 7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date delivered if delivered personally; (b) one (1) Business Day after being sent by an internationally recognized overnight courier guaranteeing overnight delivery; (c) on the date of transmission, if delivered by email, with confirmation of transmission; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a)	if to Eve, to:

EVE UAM, LLC

276 SW 34th Street

Fort Lauderdale, FL 33315

Attention:       Flávia Pavie

Email:             fpavie@eveairmobility.com

(b)	if to Embraer or to EAH, to:

Embraer S.A.

Avenida Dra. Ruth Cardoso, 8501,

30th floor (part), Pinheiros, São Paulo, SP, 05425-070, Brazil

Attention:   Fabiana Klajner Leschziner

Email:        fabiana.leschziner@embraer.com.br

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Paul T. Schnell

Thomas W. Greenberg

Email: Paul.Schnell@skadden.com

Thomas.Greenberg@skadden.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth in this Section 7.2 is used, the earliest notice date established as set forth in this Section 7.2 shall control.

Section 7.3 Severability. The Parties acknowledge that the rights and obligations provided for in this Agreement are subject to the applicable provisions of applicable Laws and stock exchange regulations. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, the Parties agree to cooperate to effect an amendment pursuant to Section 7.6 in order to cure the illegality, invalidity or unenforceability of such provision to effect the terms of such illegal, invalid or unenforceable provision as may be possible, giving effect to the intent of the Parties.

Section 7.4 Entire Agreement. This Agreement, and, to the extent applicable hereto, the BCA (including all schedules and exhibits thereto), the Master Agreements and the Conveyance and Assumption Instruments constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

Section 7.5 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void and of no effect; provided that (a) Embraer may assign any and all of its rights under this Agreement to EAH and/or any other Affiliate of Embraer, together with concurrently transferring (prior to the Embraer Closing) its ownership interests in Eve to such same transferee; and (b) EAH (or any Embraer Transferee (as defined in the Stockholders Agreement) who has received shares of Zanite pursuant to and in accordance with Section 8.4 of the Stockholders Agreement) may assign, following the BCA Closing, any and all of its rights under this Agreement to any Embraer Transferee (as defined in the Stockholders Agreement), together with concurrently transferring its ownership interests in Zanite to such same

Embraer Transferee, in each case pursuant to and in accordance with Section 8.4 of the Stockholders Agreement; provided, further, that (i) no such assignment by Embraer, EAH or any such Embraer Transferee (as defined in the Stockholders Agreement), as applicable, shall relieve it of any of its Liabilities hereunder and (ii) as a condition to any such assignment by Embraer or EAH or any such Embraer Transferee (as defined in the Stockholders Agreement), the applicable assignee shall execute a joinder to this Agreement, in form and substance reasonably acceptable to Eve, pursuant to which such assignee shall assume all of the rights and obligations of the related assigning party set forth in this Agreement. Embraer, EAH or any such Embraer Transferee (as defined in the Stockholders Agreement), as applicable, shall give written notice to Eve of its transfer of rights under this Section 7.5 no later than thirty (30) days after such assignor enters into a binding agreement for such transfer of rights. Such notice shall state the name and address of the assignee and identify the amount of Zanite shares transferred (if applicable) and the scope of rights being transferred under this Section 7.5. In connection with any such transfer, the term “Embraer” or “EAH”, as applicable, as used in this Agreement shall, where appropriate to give effect to the assignment of rights and obligations hereunder to such assignee, be deemed to refer to such assignee. Embraer, EAH and/or any such assignee, as applicable, may exercise the rights under this Agreement in such priority, as among themselves, as they shall agree upon among themselves, and Eve shall observe any such agreement of which it shall have notice as provided above.

Section 7.6 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each Party that expressly references the Section of this Agreement to be amended or by a waiver in accordance with Section 7.7.

Section 7.7 Waiver. Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 7.8 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided that Zanite, the other Eve Entities, the Embraer Entities, and the Indemnified Parties as applicable, shall be intended third-party beneficiaries of the terms of this Agreement applicable to such Persons.

Section 7.9 Specific Performance. The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by either Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which either Party may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 7.10 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 7.11 Jurisdiction; WAIVER OF JURY TRIAL.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 7.11.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 7.12 Termination. This Agreement may be terminated at any time by the mutual written consent of Embraer and Eve.

Section 7.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any Party may execute and deliver signed counterparts of this Agreement to the other parties hereto by electronic mail or other electronic transmission in portable document format (.PDF).

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties have executed this Agreement as of the date first written above.

EMBRAER S.A.

By:	/s/ Antonio Carlos Garcia
Name: Antonio Carlos Garcia
Title: Executive Vice President & CFO

By:	/s/ Fabiana Klajner Leschziner
	Name:	Fabiana Klajner Leschziner
	Title:	Executive Vice President, General Counsel & Chief Compliance Officer

EMBRAER AIRCRAFT HOLDING, INC.

By:	/s/ Gary Kretz
Name: Gary Kretz
Title: Officer

By:	/s/ Michael Klevens
Name: Michael Klevens
Title: Officer

EVE UAM, LLC
By:	/s/ André Duarte Stein
	Name:	André Duarte Stein
	Title:	President

By:	/s/ André Duarte Stein
	Name:	André Duarte Stein
	Title:	Officer

[Signature Page to Contribution Agreement]